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                                                        EXHIBIT 1


                       THE EQUITABLE FUNDS
                         AMENDMENT NO. 1
                               TO
                      DECLARATION OF TRUST


         The undersigned, being a majority of the trustees of The Equitable Funds, created and existing under an Agreement and Declaration of Trust dated March 26, 1987 (the "Original Declaration of Trust"), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, and having been duly authorized to execute this Amendment No. 1 by vote of the Shareholders holding a majority of the Shares of all Series do hereby consent to and adopt the following amendments to the Original Declaration of Trust:

         1.   Section 1 and 2 of Article VIII of the Original
Declaration of Trust shall be and are hereby amended and restated in their entirety as follows:

         "Trustees, Officers, etc.

              Section 1. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding to be liable to the Trust or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in



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         compromise or as fines or penalties), shall be paid from
         time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking,
         (b) the Trust shall be insured against losses arising from any such advance payments or (c) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial type inquity) that there is reason to believe that such Covered Person will be found entitled to indemnification under this Article.

         Compromise Payment

              Section 2. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the proceeding was brought, that such Covered person is liable to the Trust or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, indemnification shall be provided if (a) approved, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts (as opposed to a full trial type inquiry) that such Covered Person is not liable to the Trust or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial type inquity) to the effect that such indemnification would not protect such Person against any liability to the Trust to which he would otherwise to subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Any approval pursuant to this Section shall not prevent the recovery


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         from any Covered Person of any amount paid to such
         Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction to have been liable to the Trust or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office."

         The foregoing Amendments shall become effective upon the filing of an original executed copy of this instrument with the Secretary of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, we have hereunto set our hands and common seal for ourselves and for our successors and assigns on the 29th day of June, 1987.


/s/ Richard Couper                /s/  Donald Robinson
_____________________________     ____________________________
    Richard Couper                     Donald Robinson

/s/ Alberta Arthurs               /s/  Norman Auerbach
_____________________________     ____________________________
    Alberta Arthurs                    Norman Auerbach

/s/ Robert W. Barth               /s/  H. Robert Marschalk
_____________________________     _____________________________
    Robert W. Barth                    H. Robert Marschalk

                  /s/ Frederic W. Jacoby
                  __________________________
                      Frederic W. Jacoby




















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